UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

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☐ Preliminary Proxy Statement

☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☑ Soliciting Material Pursuant to §240.14a-12

CATALYST BIOSCIENCES, INC.

(Name of Registrant as Specified in Its Charter)

JDS1, LLC

CCUR HOLDINGS, INC.

CIDM II, LLC

JULIAN D. SINGER

DAVID S. OROS

SHELLY C. LOMBARD

MATTHEW STECKER

IGOR VOLSHTEYN

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

On May 9, 2022, JDS1, LLC, a Delaware limited liability company (“JDS1”), CCUR Holdings, Inc., a Delaware corporation (“CCUR”), CIDM II, LLC, a Delaware limited liability company (“CIDM II”), Julian D. Singer, David S. Oros, Shelly C. Lombard, Matthew Stecker, and Igor Volshteyn (collectively, the “JDS1 Group”), filed a revised preliminary proxy statement and an accompanying revised preliminary GOLD proxy card with the U.S. Securities and Exchange Commission (“SEC”) to be used solicit proxies from the stockholders of Catalyst Biosciences, Inc., a Delaware Corporation (the “Company”), in connection with the Company’s 2022 Annual Meeting of Stockholders, any special meeting held in lieu thereof, and at any and all adjournments or postponements thereof (the “2022 Annual Meeting”).

Schedule 13D Amendment No. 12 Filed on May 10, 2022

On May 10, 2022, the JDS1 Group filed Amendment No. 12 to its Schedule 13D with respect to the Company (the “Schedule 13D/A”). The following disclosure was included in Item 4 of the Schedule 13D/A and is being included in this Schedule 14A because such disclosure may be deemed to be solicitation material in connection with the JDS1 Group’s plans to solicit proxies from the Company’s stockholders for use at the 2022 Annual Meeting:

“Item 4 is hereby amended to add the following:

On May 9, 2022, JDS1 and the other reporting persons named herein (collectively, the “JDS1 Group”) filed a revised preliminary proxy statement (the “JDS1 Revised Preliminary Proxy Statement”) and an accompanying revised preliminary GOLD proxy card with the SEC in connection with the JDS1 Group’s plans to solicit proxies for the Issuer’s 2022 Annual Meeting of Stockholders, any special meeting held in lieu thereof, and at any and all adjournments or postponements thereof (the “2022 Annual Meeting”). At the 2022 Annual Meeting, the JDS1 Group is seeking to have stockholders elect the three nominees, Shelly C. Lombard, Matthew Stecker, and Igor Volshteyn (collectively, the “Nominees”), JDS1 has nominated for election to the Issuer’s Board of Directors (the “Board”) and approve a non-binding stockholder proposal requesting that the Board take the necessary steps to declassify the Board (in a manner that does not affect the unexpired terms of the previously elected directors) and to require that all directors stand for election annually, with such declassification of the Board done in the most expeditious manner available under the Delaware General Corporation Law (the “Declassification Proposal”). The JDS1 Group believes that the Nominees are highly qualified, extremely capable, ready to serve the best interests of all the Issuer’s stockholders and committed to fully exploring all opportunities to stop and reverse the precipitous decline in the Issuer’s stock price. As of the close of business on May 9, 2022, the most recent practicable date prior to the filing of this Amendment No. 12, the Common Stock closed at a price of $0.44 per share, which represents an approximately 90.2% decline from the Common Stock’s closing price of $4.51 per share a year earlier on May 10, 2021. In addition, the closing bid price for the Common Stock has been below $1.00 per share for more than thirty (30) consecutive business days, the latter condition subjecting the Issuer to the risk of being delisted by the Nasdaq Capital Market. Nasdaq Listing Rule 5550(a)(2) requires listed securities to maintain a minimum bid price of at least $1.00 per share, and Nasdaq Listing Rule 5810(c)(3)(A) provides that a failure to meet the minimum bid price requirement exists if the deficiency continues for a period of thirty (30) consecutive business days.

Through the election of the Nominees to the Board at the 2022 Annual Meeting, the JDS1 Group is seeking to accomplish the following for the benefit of all stockholders:

•	Replace three incumbent members of the Board, including the Board’s Chairman, Augustine Lawlor, who has served on the Board since February 2006, and as Chairman since February 2018;
•	Restore investor confidence by, among other things, ensuring that the Issuer has a credible and clear plan for reversing the tremendous destruction of value that has occurred under the watch of the incumbent Board;

•	Ensure that the Issuer has a credible and clear plan to avoid being delisted by the Nasdaq Stock market, as Nasdaq already notified the Issuer on February 16, 2022 that it is currently at risk of being delisted, by regaining compliance with Nasdaq’s listing requirements, particularly its minimum bid price requirement of $1.00 per share. We note that, since the beginning of 2022, the Common Stock has mostly traded below $1.00 per share;
•	Ensure that the Issuer’s previously announced review of strategic alternatives is overseen by a Board committee composed only of independent directors with experience overseeing complex M&A transactions and is conducted in a manner that seeks to maximize value for the benefit of all stockholders. We note that all three of the Nominees would bring to the Board significant experience overseeing complex M&A transactions;
•	Ensure that, if the Issuer’s review of strategic alternatives is unable to result in a value maximizing transaction or a transaction that is otherwise in the best interests of all stockholders, the Issuer has additional options available to it for unlocking stockholder value;
•	Stop future stock offerings, such as the “at the market offering” of the Common Stock that the Issuer announced last October, which the JDS1 Group believes are value destructive. We note that, since the time the Issuer filed with the SEC its prospectus supplement for such stock offering, on October 15, 2021 (when the closing price per for the Common Stock that day was $4.00 per share), the Common Stock has not only never closed at or above $4.00 per share, but, more concerning, the Common Stock has since lost nearly 90% of its value.
•	Stem the ongoing executive turnover that has occurred at the Issuer. We note that the Issuer has had challenges retaining its Chief Financial Officer and, since 2019, has had two executives resign such role and then leave the Issuer. The Issuer also saw its Chief Medical Officer “retire” and leave the Issuer in July 2021 and then come out of retirement three months later when he joined another biopharmaceutical company as Chief Medical Officer; and
•	Reform the Issuer’s corporate governance practices in a manner that makes the Board and management more accountable to stockholders. In addition to the declassification of the Board that the JDS1 Group is seeking pursuant to the Declassification Proposal, the JDS1 Group would like to see a refreshed Board adopt majority voting in the election of directors at uncontested meetings of stockholders which would end the current practice of guaranteeing the election of the candidates nominated by the Board in uncontested elections regardless of how much dissatisfaction is registered with a candidate by withhold votes, eliminate supermajority provisions in the Bylaws that impede the ability of stockholders to remove directors, and provide stockholders with the right to call special meetings so that stockholders have the ability to take action between annual meetings.

If elected, the Nominees will be three (3) directors on a Board with eight (8) directors and, accordingly, will represent a minority of the members of the Board. As such, it is not guaranteed that the Nominees, if elected to the Board, will be able to implement any of the above actions or any other actions that they may believe are necessary to enhance stockholder value. However, the JDS1 Group believes the election of the Nominees will be an important step forward in refreshing the Board with directors who will bring a sense of urgency, together with fresh insights and perspectives, to restoring investor confidence and finding a path forward to reverse the value destruction that has occurred on the watch of the incumbent Board, including using their extensive experience in overseeing complex M&A processes to help the Board explore and evaluate opportunities to unlock stockholder value.

Except as set forth in this Schedule 13D or such as would occur upon or in connection with completion of, or following, any of the actions discussed in this Schedule 13D, no Reporting Person has any present plan or proposal which would relate to or result in any of the matters set forth in subparagraphs (a) - (j) of Item 4 of Schedule 13D. The Reporting Persons intend to review their investment in the Issuer on a continuing basis. Depending on various factors including, without limitation, the Issuer’s financial position and strategic direction, actions taken by the Board, the price levels of the Shares, other investment opportunities available to the Reporting Persons, conditions in the securities markets and general economic and industry conditions, the Reporting Persons may in the future take such actions with respect to their investment in the Issuer as they deem appropriate including, without limitation, engaging in communications with management and/or the Board, engaging in communications with one or more stockholders of the Issuer and others about the Issuer and the Reporting Persons’ investment, making suggestions and/or proposals concerning the Issuer’s capitalization, ownership structure, operations, prospects, business and financial strategies, strategic transactions, assets and liabilities, business and financing alternatives, the structure and composition of the Board, and such other matters as the Reporting Persons may deem relevant to their investment in the Issuer, selling some or all of their Shares in the open market or otherwise, engaging in short selling of or any hedging or similar transaction with respect to the Shares, acquiring additional Shares and/or other equity, debt, notes, other securities, or derivative or other instruments that are based upon or relate to the value of securities of the Issuer, or changing their intention with respect to any and all matters referred to in Item 4.”

Important Additional Information and Certain Information Concerning the Participants

On May 9, 2022, the JDS1 Group filed a revised preliminary proxy statement and an accompanying revised preliminary GOLD proxy card with the SEC to be used to solicit proxies from the Company’s stockholders in connection with the 2022 Annual Meeting to have stockholders elect three director nominees to the Company’s Board of Directors (the “Board”) and approve a non-binding proposal requesting that the Board take the necessary steps to declassify the Board (in a manner that does not affect the unexpired terms of the previously elected directors) so that all directors are elected on an annual basis, with such declassification of the Board done in the most expeditious manner available under the Delaware General Corporation Law.

THE JDS1 GROUP STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTPS://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be JDS1, LLC, a Delaware limited liability company, CCUR Holdings, Inc., a Delaware corporation, CIDM II, LLC, a Delaware limited liability company, Julian D. Singer, David S. Oros, Shelly C. Lombard, Matthew Stecker, and Igor Volshteyn.

As of the date hereof, JDS1, LLC beneficially owns directly 780,432 shares of Common Stock, par value $0.001 per share, of the Company (the “Common Stock”), including 500 shares of Common Stock held in record name. As of the date hereof, CCUR Holdings, Inc. beneficially owns directly 532,100 shares of Common Stock. JDS1, LLC, as an affiliate of CCUR Holdings, Inc., may also be deemed to be the beneficial owner of the 532,100 shares of Common Stock held by CCUR Holdings, Inc. As of the date hereof, CIDM II, LLC does not directly own any shares of Common Stock, but, as the asset manager to CCUR Holdings, Inc., may be deemed the beneficial owner of the 532,100 shares of Common Stock beneficially owned by CCUR Holdings, Inc. As of the date hereof, Mr. Singer does not directly own any shares of Common Stock, but may be deemed to have beneficial ownership of the Common Stock as a result of being the managing member of each of JDS1 and CIDM II, LLC and an affiliate of CCUR Holdings, Inc. Accordingly, Mr. Singer may be deemed to beneficially own (i) the 780,432 shares of Common Stock beneficially owned directly by JDS1, LLC, and (ii) the 532,100 shares of Common Stock beneficially owned directly by CCUR Holdings, Inc. As of the date hereof, Mr. Oros directly beneficially owns 338,600 shares of Common Stock. As of the date hereof, none of Ms. Lombard and Messrs. Stecker and Volshteyn beneficially owned any shares of Common Stock.